                                          Filed Pursuant To Rule 424(B)(2)
                                          Registration No.
            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 11, 1998

                                  $100,000,000
                                     (LOGO)
                       THE GOODYEAR TIRE & RUBBER COMPANY
                             6 3/8% NOTES DUE 2008
                         ------------------------------

     The 6 3/8% Notes due 2008 (the "Notes") will mature on March 15, 2008. Interest on the Notes is payable semi-annually on March 15 and September 15 of each year, beginning September 15, 1998. The Notes will be redeemable, at the option of The Goodyear Tire & Rubber Company (the "Company"), in whole at any time or in part from time to time, at a redemption price equal to the greater of
(i) 100% of their principal amount, and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) of principal and interest thereon discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. The Notes will not be subject to any sinking fund. See "Description of Notes".

     The Notes will be denominated in principal amounts of $1,000 or multiples thereof and will be represented by Global Securities (as defined herein) registered in the name of a nominee of The Depository Trust Company ("DTC"), as Depositary. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, Notes in definitive form will not be issued. Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. See "Description of Notes -- Same Day Settlement and Payment" herein.
                         ------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                                    RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

                                                         INITIAL PUBLIC      UNDERWRITING     PROCEEDS TO
                                                       OFFERING PRICE (1)    DISCOUNT (2)    COMPANY (1)(3)
                                                       ------------------    ------------    --------------
Per Note.............................................       99.568%             .650%           98.918%
Total................................................     $99,568,000          $650,000       $98,918,000

---------------

(1) Plus accrued interest, if any, from March 20, 1998.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(3) Before deducting expenses payable by the Company estimated at $181,100.
                         ------------------------------

     The Notes offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about March 20, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                           CITICORP SECURITIES, INC.
                                           NATIONSBANC MONTGOMERY SECURITIES LLC
                         ------------------------------

           The date of this Prospectus Supplement is March 17, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                                  THE COMPANY

     The Goodyear Tire & Rubber Company (the "Company" and, together with its domestic and foreign subsidiary companies, "Goodyear") is one of the world's leading manufacturers of tires and rubber products. Goodyear engages in operations in most regions of the world. In 1997, Goodyear's net sales were $13.155 billion and its net income was $558.7 million. Goodyear's worldwide employment averaged 95,472 during 1997. Goodyear's operations involve three industry segments: Tires, General Products and Oil Transportation.

TIRES

     Goodyear's principal industry segment is the development, manufacture, distribution and sale of tires and related activities. In 1997, tire sales accounted for approximately 78.7% of Goodyear's consolidated net sales and the Tires segment represented 85.7% of its consolidated net sales and approximately 74.7% of its segment operating income.

     TIRES. Goodyear manufactures and markets in most regions of the world a broad line of rubber tires for automobiles, trucks, buses, tractors, farm implements, earthmoving equipment, aircraft, industrial equipment and various other applications, in each case for sale to original equipment manufacturers and in the replacement market. Worldwide, the Company's sales of passenger, truck and farm tires to the replacement market substantially exceed its sales of passenger, truck and farm tires to original equipment manufacturers. Based on various industry and other sources, Goodyear's share of the worldwide auto, truck and farm tire markets was estimated to be approximately 19% in 1997.

     In the United States and many other countries, the Company sells Goodyear-brand tires to vehicle manufacturers for use as original equipment on vehicles they produce. In the United States and most other countries, the Company sells Goodyear-brand, other house brand and private brand tires through various channels of distribution for sale to vehicle owners for replacement purposes. Goodyear competes with other tire manufacturers on the basis of price, warranty, service, consumer convenience and product design, performance and reputation. The Company believes Goodyear-brand tires enjoy a high recognition factor throughout the world and have a reputation for high quality and value. Kelly-brand and various other house-brand tire lines offered by Goodyear compete primarily on the basis of price and performance.

     RELATED PRODUCTS AND SERVICES. Goodyear also retreads truck, aircraft and heavy equipment tires, primarily as a service to its commercial customers, and manufactures and sells tread rubber and other tire retreading materials for various applications. Additional products and services in the Tires segment include: automotive repair services provided by Goodyear through its retail outlets; the sale to dealers and consumers of automotive repair and maintenance items, automotive equipment and accessories and other items; the operation of two rubber plantations and the processing and sale of natural rubber; and miscellaneous other products and services.

GENERAL PRODUCTS

     The General Products segment accounted for approximately 13.7% of Goodyear's consolidated net sales and 19.9% of its segment operating income in 1997. The products and services comprising the General Products segment include:
(1) the manufacture of automotive belts and hoses, air springs, engine mounts, and various chassis parts for motor vehicles; (2) the production of conveyor and power transmission belts; air, steam, oil, water, gasoline, materials handling and hydraulic hose for industrial applications; and various other products; and
(3) the production of a broad line of synthetic rubber, rubber latices, organic chemicals used in rubber and plastic processing and vinyl resins and latices. Most products are sold directly to manufacturers or sold through independent wholesale distributors.

OIL TRANSPORTATION

     The Oil Transportation segment accounted for approximately 0.6% of Goodyear's consolidated net sales and 5.4% of its segment operating income in 1997. The principal activity of the Oil Transportation segment is the operation of the All American Pipeline System, a heated crude oil pipeline system consisting of a 1,225 mile mainline segment extending from Gaviota, California, to McCamey, Texas, an 11 mile segment extending from Las Flores to Gaviota, and related terminal and oil storage facilities. The All American Pipeline System is capable of transporting up to 300,000 barrels per day of heavy crude oils, 450,000 barrels per day of lighter crude oils or lower daily volumes of combinations of heavy and lighter crude oils. During 1997, the average daily volume of crude oil transported by the All American Pipeline System was approximately 195,000 barrels, the average tariff per barrel was $1.38 and the average distance transported was 461 miles.

INTERNATIONAL OPERATIONS

     The Company, through its foreign subsidiaries, engages in manufacturing or sales operations in most countries in the world, including manufacturing operations in 28 foreign countries. Foreign sales accounted for approximately 47% of consolidated net sales and foreign operating income represented approximately 53% of total operating income in 1997. Goodyear's foreign manufacturing operations consist primarily of the production of tires. Industrial rubber and other products are also manufactured in certain of the Company's foreign plants.

     Goodyear also participates in joint ventures in various countries including: South Pacific Tyres, an Australian partnership, and South Pacific Tyres N.Z. Limited, a New Zealand company, in each of which Goodyear and Pacific Dunlop Limited each have a 50% equity interest, which entities operate five tire manufacturing plants, 20 retread plants and a chain of approximately 523 retail outlets in Australia, New Zealand and Papua-New Guinea; a 50% interest in Nippon Giant Tire Co., Ltd., which manufactures earthmover tires in Japan; and a 50% (43.2% net equity) interest in a tire manufacturing facility under construction near Bombay, India, which was substantially completed in 1997.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes will be used for general corporate purposes.

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the Prospectus, to which description reference is hereby made. In addition, such description is qualified in its entirety by reference to the Indenture under which the Notes offered hereby are issued referred to in the Prospectus.

GENERAL

     The Notes offered hereby constitute a series of Notes under the Indenture referred to in the Prospectus, dated as of March 15, 1996, between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee under the Indenture. Such series is limited to $100,000,000 aggregate principal amount. The Notes are to mature on March 15, 2008. The Notes are issuable in denominations of $1,000 and in any integral multiple thereof.

     Each Note will bear interest from March 20, 1998 at the rate of 6 3/8% per annum, payable on March 15 and September 15 of each year, commencing September 15, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable generally to the person in whose name the Note is registered at the close of business on the March 1 or September 1 next preceding the March 15 or September 15 interest payment date.

     The provisions of the Indenture relating to legal defeasance and covenant defeasance (described under the caption "Description of Debt
Securities -- Defeasance" in the Prospectus) will apply to the Notes.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on at least 30 but not more than 60 days prior notice mailed to the Depositary, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 15 basis points, plus in each case accrued interest thereon to the date of redemption. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee on or before the redemption date and certain other conditions are satisfied, on and after such date interest will cease to accrue on such Notes (or such portions thereof) called for redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Citicorp Securities, Inc. and NationsBanc Montgomery Securities LLC and their respective successors and, at the option of the Company, additional Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

SINKING FUND

     There is no provision for a sinking fund for any of the Notes.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York, will act as securities depositary (the "Depositary") for the Notes. The Notes will be represented by global securities (collectively, the "Global Securities") registered in the name of Cede & Co., the Depositary's partnership nominee. The provisions set forth under "Description of Debt Securities -- Book-Entry System" in the Prospectus will be applicable to the Notes. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described under "Description of Debt Securities -- Book-Entry System" in the Prospectus, owners of beneficial interests in the Global Securities will not be entitled to receive Notes in definitive form and will not be considered holders of Notes.

     The following summary is based on information furnished by the Depositary:

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission.

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security are to be accomplished by entries made on the books of Direct or Indirect Participants acting on behalf of Beneficial owners. Beneficial Owners of a Global Security will not receive Notes in definitive form representing their ownership interest therein, except in the event that use of the book-entry system for the Notes is discontinued or upon the occurrence of certain other events described herein.

     To facilitate subsequent transfers, each Global Security is registered in the name of the Depositary's nominee, Cede & Co. The deposit of a Global Security with the Depositary and its registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of a Global Security; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements made among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to Cede & Co.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities. Under its usual procedures, the Depositary mails an omnibus proxy (an "Omnibus Proxy") to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose Accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Global Securities representing the Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. Neither the Company nor the Trustee will have any responsibility or liability for the disbursements of payments in respect of ownership interests in the Notes by the Depositary or the Direct or Indirect Participants or for maintaining or reviewing any records of the Depositary or the Direct or Indirect Participants relating to ownership interests in the Notes or the disbursement or payments in respect thereof.

     The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, and in the event that a successor securities depositary is not obtained, Notes in definitive form are required to be printed and delivered to each holder.

     The Company may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depositary). In that event, Notes in definitive form will be printed and delivered.

     The information in this section concerning the Depositary and the Depositary's system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof and such information is subject to any changes to the arrangements between the Company and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal and interest on the Notes will be made by the Company in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of Goldman, Sachs & Co., Citicorp Securities, Inc. and NationsBanc Montgomery Securities LLC (the "Underwriters"), and the Underwriters have severally agreed to purchase, the principal amount of the Notes set forth opposite their names below. In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

                                                               PRINCIPAL
                        UNDERWRITERS                             AMOUNT
                        ------------                          ------------
Goldman, Sachs & Co.........................................  $ 33,334,000
Citicorp Securities, Inc....................................  $ 33,333,000
NationsBanc Montgomery Securities LLC.......................  $ 33,333,000
                                                              ------------
          Total.............................................  $100,000,000
                                                              ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount of the Notes. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the existence or liquidity of a trading market for the Notes.

     Settlement for the Notes will be made in immediately available funds and all secondary trading in the Notes will settle in immediately available funds. See "Description of the Notes -- Same-Day Settlement and Payment".

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     Affiliates of Citicorp Securities, Inc. and NationsBanc Montgomery Securities LLC participate on a regular basis in various general financing and banking transactions for the Company and its affiliates, including participation in the Company's revolving credit facilities whereunder the Company may borrow up to $1.2 billion from 28 banks, including affiliates of Citicorp Securities, Inc. and NationsBanc Montgomery Securities LLC.

     The Underwriters and their associates or affiliates may in the future engage in transactions with, or may in the future perform services for, the Company and may in the future receive fees in connection therewith.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for the Company by C. Thomas Harvie, Esq., a Vice President and the General Counsel of the Company, and for the Underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr. Harvie directly or indirectly owns approximately 10,256 shares (which are subject to forfeiture and certain other restrictions), and holds options and contingent rights granted pursuant to Company sponsored compensation plans to acquire up to 64,522 additional shares, of the Common Stock of the Company.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                       THE GOODYEAR TIRE & RUBBER COMPANY
                                DEBT SECURITIES

                            ------------------------

     The Goodyear Tire & Rubber Company (the "Company") may offer and sell from time to time debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed $500,000,000 (or its equivalent at the time of offering in a non-U.S. dollar currency or a composite currency or currencies). As used herein, the term Debt Securities shall include securities denominated, or whose principal is payable, in United States dollars, or, at the option of the Company, in any other currency or in a composite currency or currencies or in amounts determined by reference to an index. The Debt Securities may be offered in separate series in amounts, at prices and on terms to be determined at the time of offering. The terms of the Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, maturity, interest rate or rates (which may be fixed or variable) and time of payment of interest, if any, terms for redemption at the option of the Company or the holder, terms for any sinking fund payments, any listing on a securities exchange, the initial public offering price or prices and certain other terms of the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

     The Debt Securities may be sold to or through underwriters, dealers or agents or directly to other purchasers. See "Plan of Distribution." The names of any underwriters, dealers or agents, the principal amounts to be purchased by any underwriters or dealers acting for their own accounts and the compensation of such underwriters, dealers or agents will be set forth in the applicable Prospectus Supplement.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 The date of this Prospectus is March 11, 1998

     NO DEALER, SALESPERSON, OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604 and 7 World Trade Center, Suite 1300, New York, New York 10048, or on the Internet at http://www.sec.gov. Copies of such material can be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, The Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois, and The Pacific Stock Exchange, Incorporated, 115 Sansone Street, San Francisco, California, on which exchanges shares of the Company's Common Stock are listed.

     The Company has filed with the Commission a registration statement on Form S-3 relating to the Debt Securities (such registration statement, together with all amendments, exhibits and schedules, is referred to collectively herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Copies of the Registration Statement may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997 has been filed by the Company with the Commission (File No. 1-1927) under the Exchange Act and is incorporated by reference into the Registration Statement, of which this Prospectus is a part.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the attention of The Goodyear Tire & Rubber Company, 1144 East Market Street, Akron, Ohio 44316-0001, Attention: Office of the Secretary (Telephone number: 330-796-2121).

                                  THE COMPANY

     The Goodyear Tire & Rubber Company (the "Company" and, together with its domestic and foreign subsidiary companies, "Goodyear") is a leading producer of tires and rubber products. Goodyear manufactures and sells new tires for most applications in most regions of the world. Goodyear also manufactures and markets several lines of rubber and reinforced plastic products for the transportation industry and various industrial and consumer markets and numerous rubber-related chemicals for various applications, provides automotive repair and other services and sells various other products. Goodyear's Celeron subsidiaries engage in various crude oil transportation and related activities, primarily the operation of the All American Pipeline System, a 1,225 mile crude oil pipeline extending from two points along the central California coast to McCamey, Texas.

     The Company, an Ohio corporation organized in 1898, maintains its principal executive offices at 1144 East Market Street, Akron, Ohio 44316-0001. The Company's telephone number is 330-796-2121.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement relating to a series of Debt Securities, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including, without limitation, to refinance short-term bank borrowings and other existing indebtedness, future acquisitions, capital expenditures and working capital. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the issue and sale of the Debt Securities offered thereunder.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated:

                                                              YEAR ENDED DECEMBER 31,
                                                        ------------------------------------
                                                        1997    1996    1995    1994    1993
                                                        ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges....................  5.36    1.85    5.33    4.99    4.18

     For purposes of computing the Ratio of Earnings to Fixed Charges, (a) "earnings" consist of income before income taxes, extraordinary items and cumulative effect of accounting changes (plus amortization of capitalized interest, minority interest in net income of subsidiaries with fixed charges and the shares of fixed charges of equity investees, minus capitalized interest, the interests of minorities in subsidiary losses and undistributed earnings of equity investees), and (b) "fixed charges" include interest expense, amortization of debt discount and expense, the portion of rents representative of an interest factor, capitalized interest and the Company's share of fixed charges of equity investees. Excluding a $755.6 million charge related to the writedown of the All American Pipeline System and related assets, the ratio of earnings to fixed charges for 1996 would have been 5.45. If the financing fees associated with the Company's receivable sales programs were included in fixed charges, the Ratio of Earnings to Fixed Charges would be 4.72, 1.73, 4.69, 4.48 and 3.90 for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the series of Debt Securities offered by an accompanying Prospectus Supplement (the "Offered Debt Securities"), and the extent to which the following general provisions apply thereto, will be described therein.

     The Debt Securities will be issued under an Indenture, dated as of March 15, 1996 (the "Indenture"), between the Company and The Chase Manhattan Bank (formerly Chemical Bank), as Trustee (the "Trustee"), a form of which Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein. Certain terms defined in the Indenture are capitalized herein. Wherever capitalized terms are used and not otherwise defined herein, it is intended that such terms shall have the meanings assigned to them in the Indenture.

GENERAL

     The Indenture limits the aggregate principal amount of the Debt Securities which may be issued thereunder to $500,000,000. The Indenture does not further limit the aggregate principal amount of any particular series of Offered Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in series. The Debt Securities will be direct unsecured obligations of the Company and will rank pari passu in right of payment with all other unsecured and unsubordinated indebtedness of the Company.

     Reference is made to the Prospectus Supplement relating to the Offered Debt Securities for the following terms or additional provisions thereof, where applicable: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (4) the date or dates on which the Offered Debt Securities will mature; (5) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any;
(6) the date or dates from which any such interest will accrue, the date on which payment of such interest will commence, the Interest Payment Dates, the Regular Record Dates for such Interest Payment Dates, and the Person to whom any such interest will be payable, if other than the Person in whose name the Offered Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest payment; (7) the place or places where the principal of (and premium, if any) and interest on the Offered Debt Securities will be payable; (8) the dates on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking funds; (9) the date, if any, after which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional redemptions; (10) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the Offered Debt Securities will be payable if other than U.S. dollars; (11) any index used to determine the amount of payments of principal of (and premium, if any) or interest on the Offered Debt Securities; (12) the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof; (13) the right of the Company to defease the Offered Debt Securities for purposes of certain restrictive covenants and certain Events of Default under the Indenture; (14) whether such Debt Securities will be issued in fully registered form without coupons or will be issued in the form of one or more global securities in temporary global form or definitive global form; and (15) any other terms of the Offered Debt Securities. (Section 3.01)

     Unless otherwise provided in the Prospectus Supplement relating to the Offered Debt Securities, (1) principal of (and premium, if any) and interest on the Debt Securities will be payable, and the Debt

Securities of each series will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of the Company, interest may be paid by mailing a check to the address of the Person entitled thereto as it appears in the Security Register; (2) payment of any interest due on any Debt Security will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest; and (3) the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any integral multiples thereof. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 3.01, 3.02, 3.05, 3.07 and 10.02)

     Debt Securities may be issued as Original Issue Discount Debt Securities to be sold at a substantial discount from their principal amount. In that event, special federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement rating thereto. "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof. (Section 1.01)

     The applicable Prospectus Supplement will describe the federal income tax consequences of the ownership of any Offered Debt Securities denominated in other than U.S. dollars.

COVENANTS

     LIMITATION ON SECURED INDEBTEDNESS. The Company will covenant that it will not, and will not permit any Restricted Subsidiary (as defined below) to, issue, assume or guarantee any Secured Indebtedness (as defined below), if such Secured Indebtedness is secured by a Lien upon Restricted Property (as defined below) of the Company or a Restricted Subsidiary (as defined below) without securing the Debt Securities equally and ratably with, or prior to, such Debt Securities. The limitation on Secured Indebtedness does not apply, however, to: (i) any Lien on property of any corporation if such Lien is in existence at the time such corporation becomes a Restricted Subsidiary, (ii) any Lien on Restricted Property if such Lien is in existence at the time of acquisition by the Company or a Restricted Subsidiary of such Restricted Property; (iii) any Lien on Restricted Property to secure the payment of all or any part of the purchase price (or other acquisition cost) of such Restricted Property or to secure any indebtedness incurred (prior to, at the time of, or within one year after, the acquisition by the Company or a Restricted Subsidiary of such Restricted Property) for the purpose of, or in connection with, financing all or any part of the purchase price thereof; (iv) any Lien on property of the Company or a Restricted Subsidiary if such Lien was in existence prior to the time a corporation is merged into or consolidated with, or prior to the time of a sale, lease or other disposition of the properties of such corporation as an entirety or substantially as an entirety to, the Company or a Restricted Subsidiary; (v) any Lien securing Secured Indebtedness owing by any Restricted Subsidiary to the Company or another Restricted Subsidiary; (vi) any Lien on Restricted Property in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments, or performance of any other obligations, pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of construction of the Restricted Property subject to such Lien, including, without limitation, Liens to secure pollution control bonds or industrial revenue or other types of bonds; (vii) any Lien on personal property (other than manufacturing equipment); (viii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Secured Indebtedness or any Lien referred to in clauses (i) through (vii), provided that the principal amount of Secured Indebtedness secured by the Lien shall not exceed the principal amount of Secured Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement Lien shall be limited to all or a part of the Restricted Property which secured the Lien so extended, renewed or replaced (plus improvements on such Restricted Property); and (ix) Liens on Restricted Property if, immediately after the grant thereof, the aggregate amount of all Secured Indebtedness secured by Liens that would not be permitted but for this clause (ix) does not exceed 15% of the Shareholders' Equity of the Company (as defined below) as at the last day of the then most recently completed fiscal quarter of the Company, as reported on the consolidated balance sheet of the Company. (Section 10.05.)

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company will covenant that it will not, and will not permit any Restricted Subsidiary to, enter into any lease (except leases for a term of not more than three years and excluding leases of newly acquired, improved or constructed property) covering any Restricted Property of the Company or a Restricted Subsidiary owned at March 15, 1996 that is sold to any other person in connection with such lease (a "Sale and Leaseback Transaction"), unless the Company or such Restricted Subsidiary would either (a) be entitled, pursuant to the provisions of Section 10.05 of the Indenture, to incur Secured Indebtedness secured by a Lien on the Restricted Property to be leased in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Debt Securities, or (b) the Company or such Restricted Subsidiary applies an amount equal to the proceeds from the sale of such Restricted Property to the retirement of any Funded Debt (as defined below) of the Company or such Restricted Subsidiary within 120 days of the effective date of such Sale and Leaseback Transaction. This restriction on Sale and Leaseback Transactions does not, however, prevent the Company or any Restricted Subsidiary from: (i) entering into any transaction not involving a lease with a term of more than three years; or (ii) entering into any Sale and Leaseback Transaction if it is entered into within 180 days after the later of the acquisition, completion of construction of such property, or the commencement of operation of such Restricted Property. (Section 10.06)

     CERTAIN DEFINITIONS. As used in the Indenture: "Attributable Debt" will mean the total net amount of rent required to be paid during the remaining term of the relevant lease, discounted at the rate per annum equal to the lesser of
(i) the prevailing market interest rate at the relevant date, on United States Treasury obligations having a maturity substantially equal to the average term of the relevant lease, plus 3%, or (ii) the weighted average interest rate borne by the Debt Securities then outstanding; "Funded Debt" will mean as any date as of which any determination thereof is being or to be made, all Indebtedness that by its terms (i) matures more than one year after the date on which it was so issued, incurred, assumed or guaranteed by the Company (or a Restricted Subsidiary), or (ii) matures one year or less after the date it was issued, incurred, guaranteed or assumed which at such date may be renewed at the sole election or option of the Company (or a Restricted Subsidiary) so as to mature more than one year after such date; "Indebtedness" of any person will mean indebtedness for money borrowed (including capitalized lease obligations and conditional sales and similar agreements which provide for the deferral of the payment of the purchase price for property or services for a period in excess of one year after acceptance of the complete delivery thereof); "Lien" will mean with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, or (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset; "Restricted Property" will mean any manufacturing plant or equipment owned by the Company or a Restricted Subsidiary which is used primarily to manufacture tires or other automotive products and is located within any one or more of the States of the United States of America, but shall not include (i) retread plants, (ii) plants or equipment which, in the opinion of the Board of Directors of the Company, are not of material importance to the total business conducted by the Company and its Subsidiaries as a whole, or (iii) plants, facilities or equipment which, in the opinion of the Board of Directors of the Company, are used primarily for transportation, marketing or warehousing; "Restricted Subsidiary" will mean a subsidiary organized under the laws of any State of the United States of America engaged primarily in manufacturing tires or other automotive products (i) substantially all of the assets of which are located within any one or more of the States of the United States of America, and (ii) which has assets in excess of 5% of the total consolidated assets of the Company and its consolidated Subsidiaries (as shown on the then most recent annual or quarterly consolidated balance sheet of the Company), except that "Restricted Subsidiary" will not include any subsidiary the principal business of which is financing accounts receivable, leasing, owning and developing real estate, engaging in transportation activities, or engaging in distribu-tion or related activities; "Secured Indebtedness" will mean Indebtedness of the Company or any Restricted Subsidiary secured a Lien on Restricted Property, but excluding from such definition all Indebtedness which is (i) outstanding on March 15, 1996 and secured by Liens existing on that date, or (ii) not Funded Debt; "Shareholders' Equity" of the Company will mean, the sum of the stated capital, plus capital surplus, plus Retained Earnings of the Company and its Consolidated Subsidiaries as set forth on the then most recent annual or quarterly consolidated balance sheet; and "Subsidiary" will mean any corporation more than 50% of the voting stock of which is owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company. (Section 1.01)

     CONSOLIDATION, MERGER AND SALE OF ASSETS. The Company will covenant that it will not merge into or consolidate with any other corporation, or sell all or substantially all of its assets as an entirety to any person (except for cash), unless (a) the successor is a corporation organized under the laws of the United States of America or any State thereof, and (b) the successor assumes all the obligations under the Debt Securities and the Indenture. (Section 8.01). Upon any such merger, consolidation or sale, the successor will succeed to, and will be substituted in lieu of, the Company. (Section 8.02).

     LEVERAGED TRANSACTIONS AND CHANGES IN CONTROL. Other than the Limitation on Secured Indebtedness and Limitation on Sale and Leaseback Transactions covenants described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company. The Indenture does not contain provisions requiring redemption of the Debt Securities by the Company, or adjustment to any terms of the Debt Securities, upon any change in control of the Company.

EVENTS OF DEFAULT

     An Event of Default with respect to Debt Securities of any series is defined in the Indenture as: (1) default for 30 days in payment of any interest on any Debt Security of that series; (2) default in payment of principal of (or premium, if any, on) any Debt Security of that series at Maturity; (3) failure to deposit any sinking fund payment when due in respect of that series; (4) failure by the Company for 60 days after due notice in performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than that series); (5) certain events of bankruptcy, insolvency or reorganization of the Company; and (6) any other Event of Default provided with respect to Debt Securities of that series. (Section 5.01)

     The Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Debt Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of (or premium, if any) or interest on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 5.02 and 5.13)

     Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities that consists in whole or in part of Original Issue Discount Debt Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Debt Securities of that series notice of such default known to it if uncured and not waived, provided that, except in the case of default in the payment of principal of (or premium, if any) or interest on any Debt Security of that series, on in the deposit of any sinking fund payment which is provided, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Debt Securities of such series; and, provided further, that in the case of any default of the character specified in clause (4) under "Events of Default," such notice shall not be given until at least 30 days after the occurrence thereof. The term "default" with respect to any series of Outstanding Debt Securities for the purpose only of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default. (Section 6.02)

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Debt Securities. (Section 6.03) Subject to such provisions for indemnification of the Trustee, the Indenture provides that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series, provided that the Trustee may decline to act if such direction is contrary to law or the Indenture. (Section 5.12)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (1) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series, (2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, (3) the Trustee shall have failed to institute such proceeding within 60 days and (4) the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request during such 60-day period. (Section 5.07) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 5.08)

     The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default as to certain provisions of the Indenture, or specifying any default that exists. (Section 10.08)

DEFEASANCE

     The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

     DEFEASANCE AND DISCHARGE. The Indenture provides that, if applicable, the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay (1) the principal of (and premium, if any) and each installment of interest on the Debt Securities of such series on the Stated Maturity of such payments and (2) installments of any sinking fund payments applicable to the Debt Securities of such series, in accordance with the terms of the Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that (1) that Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, or, in lieu of such opinion, the Company delivers to the Trustee a ruling of the Internal Revenue Service to the same effect, and (2) the Debt Securities, if then listed on a national securities exchange under the Exchange Act, would not be delisted as a result of such defeasance. (Sections 13.02 and 13.04)

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture provides that, if applicable, the Company may omit to comply with certain restrictive covenants in Sections 10.05 and 10.06, and the occurrence and continuance of an Event of Default under Section 5.01(d) (described in clause (4) under "Events of Default") shall not be deemed to be an Event of Default under the Indenture and the Debt Securities of any series, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay
(1) the principal of (and premium, if any) and each installment of interest on the Debt Securities of such series on the Stated Maturity of such payments and
(2) installments of any sinking fund payments applicable to the Debt Securities of such series, in accordance with the terms of the Indenture and the Debt Securities of such series. The obligations of the Company under the Indenture and the Debt Securities of such series other than the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company) to the effect that (1) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred and (2) the Debt Securities of such series, if then listed on a national securities exchange under the Exchange Act, would not be delisted as a result of such defeasance. (Sections 13.03 and 13.04)

     DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option not to comply with certain covenants of the Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clause (4) under "Events of Default," the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity, but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

MODIFICATIONS AND WAIVERS OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (2) reduce the principal amount of (or premium, if any) or any interest on any Debt Security or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration, (3) change the place or currency of payment of principal of (or premium, if any) or interest on any Debt Security, (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), (5) reduce the aforesaid percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any such supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder, or (6) effect certain other changes. (Section 9.02)

     The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive, insofar as such series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 10.09) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of such series waive any past default under the Indenture with respect to such series, except a default in the payment of the principal of (or premium, if any) or any interest on any Debt Security of such series or in respect of a provision or covenant which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 5.13)

BOOK-ENTRY SYSTEM

     The provisions set forth below in this section headed "Book-Entry System" will apply to the Debt Securities of any series if the Prospectus Supplement relating to such series so indicates.

     The Debt Securities of such series will be represented by one or more global securities (collectively, a "Global Security") registered in the name of a depositary (the "Depositary") or a nominee of the Depositary identified in the Prospectus Supplement relating to such series. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with the Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such Global Security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary, or its nominee, is the registered holder and owner of such Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Debt Securities for all purposes of such Debt Securities and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered to be the owners or holders of any Debt Securities under the Indenture or such Global Security.

     Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Debt Securities under the Indenture or such Global Security. The Indenture permits the Depositary to authorize participants, as its agents, to take any action which the Depositary, as the holder of a Global Security, is entitled to take under the Indenture or such Global Security. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Debt Securities or an owner of a beneficial interest in a Global Security desires to take any action that the Depositary, as the holder of such Global Security is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and premium, if any, and interest, if any, on Debt Securities represented by a Global Security will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of such Global Security.

     Upon receipt of any payment of principal, premium, if any, or interest, if any, in respect of a Global Security, the Depositary will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for any Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in such Global Security owning through such participants.

     Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     Debt Securities represented by a Global Security are exchangeable for Debt Securities in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, (ii) the Company in its discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof, or (iii) an Event of Default has occurred and is continuing with respect to the Debt Securities. Any Debt Security that is exchangeable pursuant to the preceding sentence is exchangeable for Debt Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement by the purchasers of the Notes will be made in immediately available funds. All payments by the Company to the Depositary of principal and interest will be made in immediately available funds.

     The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and therefore the Depositary will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

REGARDING THE TRUSTEE

     The Chase Manhattan Bank (formerly Chemical Bank) is the Trustee under the Indenture. The Company maintains various banking relationships with the Trustee. The Chase Manhattan Bank is the agent and a lender under (i) a Revolving Credit Facility Agreement, as amended by a Replacement and Restatement Agreement dated July 15, 1996 and a First Amendment to Replacement and Restatement Agreement dated as of March 31, 1997, whereunder The Chase Manhattan Bank and 27 other domes-tic and international banks have agreed to lend up to $900 million to the Company at any time and from time to time through July 15, 2001, and (ii) a Credit Agreement [364-Day Facility], as amended by a Replacement and Restatement Agreement dated as of July 15, 1996, whereunder The Chase Manhattan Bank and 27 other domestic and international banks have agreed to lend up to $300 million to the Company at any time and from time to time until July 13, 1998, when the commitment of each participating bank terminates unless extended for 364 days on a bank by bank basis or, if not so extended, the Company may obtain a two year loan from any non-extending bank. The Chase Manhattan Bank is also the counterparty to certain interest rate exchange transactions and performs various other banking services for the Company in the ordinary course of business. The Chase Manhattan Bank has received and will receive fees and other compensation in connection with the aforesaid credit agreements and for such other transactions and services.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     The Company may sell Debt Securities to or through underwriters, dealers or agents or directly to other purchasers.

     The distribution of Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters may sell Debt Securities to or through dealers.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Act. Any such underwriter or agent will be identified, and any such compensation to be received from the Company will be described, in the Prospectus Supplement.

     Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business and receive fees in connection therewith.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Each series of Debt Securities will be a new issue of securities with no established trading market. Unless otherwise specified in a Prospectus Supplement relating to a series of Debt Securities, the Debt Securities will not be listed on any securities exchange. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any underwriter will make a market in the Debt Securities of any series or as to the existence or liquidity of a trading market for the Debt Securities of any series.

                          VALIDITY OF DEBT SECURITIES

     Unless otherwise indicated in an accompanying Prospectus Supplement relating to Offered Debt Securities, the validity of the Debt Securities will be passed upon for the Company by C. Thomas Harvie, Esq., a Vice President and the General Counsel of the Company, and for the underwriters or agents by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OTHER THAN THE SECURITIES TO WHICH THEY RELATE, OR ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
The Company...............................   S-2
Use of Proceeds...........................   S-3
Description of Notes......................   S-3
Underwriting..............................   S-7
Validity of the Notes.....................   S-7

PROSPECTUS
Available Information.....................     2
Incorporation of Certain Documents by
  Reference...............................     2
The Company...............................     3
Use of Proceeds...........................     3
Ratio of Earnings to Fixed Charges........     3
Description of Debt Securities............     4
Plan of Distribution......................    12
Validity of Debt Securities...............    13
Experts...................................    13

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                                  $100,000,000

                              THE GOODYEAR TIRE &
                                 RUBBER COMPANY

                             6 3/8% NOTES DUE 2008
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                                     (LOGO)
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                              GOLDMAN, SACHS & CO.

                           CITICORP SECURITIES, INC.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
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